[LETTERHEAD OF ARIAS, FABREGA & FABREGA]

Exhibit 5.1

February 19, 2003

Banco Latinoamericano de Exportaciones, S.A.

Calle 50 y Aquilino de la Guardia

Panama City

Republic of Panama

Dear Sirs:

We have acted as counsel to Banco Latinoamericano de Exportaciones, S.A., a corporation organized under the laws of the Republic of Panama (the “Company”), in connection with the preparation of the Company’s registration statement No. 333-101901 on Form F-2 (the “Registration Statement”) relating to the registration of certain Class B Shares of Common Stock, no par value (the “Class B Shares”), and certain Class E Shares of Common Stock, no par value (the “Class E Shares”; and, together with the Class B Shares, the “Shares”), of the Company, which may be issued upon the exercise of rights (the “Rights”) granted by the Company to existing common shareholders of the Company as of a specified record date.

We have examined such corporate records and documents relating to the Company and such questions of law as we have considered relevant and necessary for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares, when issued, sold and paid for in accordance with the terms of the Rights offering described in the Registration Statement, will be duly authorized, legally issued, fully paid and non-assessable.

In addition, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ARIAS, FABREGA & FABREGA

/s/ ARIAS, FABREGA & FABREGA